UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 8, 2006

(Date of Report (date of earliest event reported))

Jackson Hewitt Tax Service Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-32215	20-0779692
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive office)	(Zip Code)

(973) 630-1040

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 8, 2006, Jackson Hewitt Tax Service Inc. (the “Company”) entered into an employment agreement with Michael C. Yerington (“Yerington”), Executive Vice President and Chief Operating Officer, who had commenced employment with the Company on July 24, 2006. The material terms of the employment agreement are described below.

Term. The employment agreement has an initial term of three years, with an automatic extension of successive one year terms.

Salary and Bonus. The base salary (the “Base Salary”) for Yerington in fiscal 2007 is $350,000, and his target bonus (the “Target Bonus”) as a percentage of his Base Salary is 75%. The Target Bonus is subject to the attainment by the Company of applicable performance targets reasonably established and certified by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”); provided, that such performance targets shall provide for an annual bonus opportunity of not less than 200% of Target Bonus. Performance criteria for Yerington is based 50% on Company performance targets and 50% on individual performance targets; provided that the Company’s performance may represent a greater percentage as determined by the Committee in any annual bonus plan year. The performance targets may relate to such financial and/or business criteria of the Company and its subsidiaries or business units, as determined by the Board and/or the Committee in its sole discretion (each such annual bonus, an “Incentive Compensation Award”).

Long-Term Incentive Awards. Yerington is eligible to receive annual or periodic grants of long-term incentive awards, subject to the sole and complete discretion of the Board or the Committee, and upon such terms and conditions as determined by the Board or the Committee, but with due consideration given to Yerington’s position with the Company and his historical performance and anticipated future contributions to the Company.

Additional Benefits. Yerington is entitled to participate in all other compensation and employee benefit plans or programs offered generally to employees of the Company and will receive all perquisites offered to executive officers of the Company.

Severance. If Yerington’s employment terminates due to either a Without Cause Termination (as defined in the employment agreement) or a Constructive Discharge (as defined in the employment agreement) the Company will pay Yerington upon such Without Cause Termination or Constructive Discharge (i) a lump sum cash payment equal to the sum of Yerington’s then current Base Salary plus his then current target Incentive Compensation Award, multiplied by 200% (299% in the event of a Without Cause Termination or Constructive Discharge within one year of a change in control), (ii) any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination, and (iii) an amount equal to Incentive Compensation Award at target level for the year in which the termination occurs. In addition, upon such event, all of Yerington’s outstanding and unvested stock options and any other equity awards or other incentive or compensation that is subject to vesting will become immediately and fully vested and exercisable and all outstanding options, awards, incentives and compensation will be extended and remain exercisable until the later of (1) December 31st of the year in which they would otherwise have expired or (2) the 15th day of the 3rd month following the month in which they would have expired; provided however, that awards granted after the date of execution of Yerington’s employment agreement shall be extended and remain exercisable until the later of the foregoing and the second anniversary of the date of termination (subject to the original expiration date of the option). In addition, Yerington is entitled to continue coverage under all health and welfare plans for Yerington and members of his immediate family including medical and dental benefits, for up to twenty-four (24) months with Yerington’s cost being no greater than the cost applicable to Yerington had he been an active full time employee of the Company at such time.

Indemnification. The Company will indemnify Yerington to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to Yerington. If applicable, the Company will maintain D&O insurance for Yerington on a basis no less favorable than it maintains for other officers of the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSON HEWITT TAX SERVICE INC.

By:	/s/ Mark L. Heimbouch
Mark L. Heimbouch
Executive Vice President and Chief Financial Officer

Date: August 14, 2006

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